EXHIBIT 10.4

SUMMIT HOTEL PROPERTIES, INC.

Form of Stock Award Agreement
(Service-Based Shares)

This Stock Award Agreement (this “Agreement”), dated as of the ___ day of ____, 20__, between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and _______ (the “Participant”), is made pursuant to the terms of the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan (the “Plan”). All terms that are defined in the Plan and used herein shall have the same meaning given them in the Plan and the terms “Termination Without Cause,” “Voluntary Termination for Good Reason” and “Disability” shall have the meaning given them in the Employment Agreement between the Company and the Participant effective as of February 14, 2011.

1.           Grant of Stock Award.  Pursuant to the Plan, on ____ __, 2012 (the “Date of Grant”), the Company granted, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Agreement, a Stock Award to the Participant for a total of _____ shares of Common Stock (the “Stock Award”).

2.           Vesting.  Subject to Sections 3(b) and 3(c) of this Agreement, the Participant’s interest in the shares of Common Stock covered by the Stock Award shall become vested and non-forfeitable as follows:

(a)           The Participant’s interest in twenty-five percent (25%) of the Shares of Common Stock covered by the Stock Award shall become vested and non-forfeitable on December 31, 2012.

(b)           The Participant’s interest in an additional twenty-five percent (25%) of the Shares of Common Stock covered by the Stock Award shall become vested and non-forfeitable on December 31, 2013.

(c)           The Participant’s interest in the remaining fifty percent (50%) of the Shares of Common Stock covered by the Stock Award shall become vested and non-forfeitable on December 31, 2014.

3.           Employment Requirement.

(a)           Except as provided in the following paragraphs (b) and (c) of this Section 3, no shares of Common Stock covered by the Stock Award shall become vested or non-forfeitable unless the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the applicable vesting date set forth in Section 2 above.

(b)           Paragraph (a) of this Section 3 notwithstanding to the contrary, the Participant’s interest in all of the shares of Common Stock covered by the Stock Award (if not sooner vested) shall become vested and non-forfeitable on a Control Change Date if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date.

(c)           Paragraph (a) of this Section 3 notwithstanding to the contrary, the Participant’s interest in all of the Shares of Common Stock covered by the Stock Award (if not sooner vested), shall become vested and non-forfeitable on the date that the Participant’s employment with the Company and its Affiliates ends on account of the Participant’s death or Disability or on account of a Termination Without Cause or a Voluntary Termination for Good Reason.

4.           Forfeiture.  Any shares of Common Stock covered by the Stock Award that have not vested and become non-forfeitable in accordance with Sections 2, 3(b) or 3(c) of this Agreement shall be forfeited on the date that the Participant’s employment with the Company and its Affiliates terminates or is terminated for any reason.  The Participant shall have no further right or interest in any shares of Common Stock covered by the Stock Award that are forfeited in accordance with the preceding sentence.

5.           Transferability.  Shares of Common Stock covered by the Stock Award that have not become vested and non-forfeitable as provided in Sections 2, 3(b) or 3(c) of this Agreement cannot be transferred.  Shares of Common Stock covered by the Stock Award may be transferred, subject to the requirements of applicable securities laws, after such shares have become vested and non-forfeitable in accordance with Sections 2, 3(b) or 3(c) of this Agreement.

6.           Stockholder Rights.  On and after the Date of Grant and prior to forfeiture of any shares of Common Stock covered by the Stock Award, the Participant shall have the right to vote the shares and to receive, free of all restrictions, all dividends declared and paid on the shares covered by the Stock Award, whether or not vested. Notwithstanding the preceding sentence, the Company shall retain custody of the certificates evidencing the shares of Common Stock covered by the Stock Award until the date such shares have become vested and non-forfeitable, and the Participant hereby appoints the Company’s President and Secretary as the Participant’s attorneys-in-fact, with full power of substitution, with the power to transfer to the Company and cancel any shares of Common Stock covered by the Stock Award that are forfeited in accordance with Section 4.

7.           No Right to Continued Employment.  This Agreement and the grant of the Stock Award do not give the Participant any rights with respect to continued employment by the Company or an Affiliate. This Agreement and the grant of the Stock Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.

8.           Change in Capital Structure.  In accordance with the terms of the Plan, the terms of the Stock Award shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

9.           Governing Law.  This Agreement shall be governed by the laws of the State of South Dakota (other than any choice-of-law provisions that would require the application of the laws of a State other than the State of South Dakota).

10.           Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

11.           Participant Bound by Plan.  The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

12.           Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

SUMMIT HOTEL PROPERTIES, INC.

By:

Name:
Title:

PARTICIPANT

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